Exhibit 99.1

PRESS RELEASE

Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4110	November 4, 2014
No. 1350

Coherent, Inc. Reports Fourth Fiscal Quarter and Year-End Results

SANTA CLARA, CA, November 4, 2014 -- Coherent, Inc. (NASDAQ, COHR), a world leader in providing photonics based solutions to the commercial and scientific research markets, today announced financial results for its fourth fiscal quarter and fiscal year ended September 27, 2014.

FINANCIAL HIGHLIGHTS

	Three Months Ended			Year Ended
	Sept. 27, 2014	June 28, 2014	Sept. 28, 2013	Sept. 27, 2014	Sept. 28, 2013
GAAP Results
(in millions except per share data)
Bookings	$182.7	$244.5	$200.3	$890.5	$767.3
Net sales	$205.3	$196.5	$213.1	$794.6	$810.1
Net income	$19.1	$13.0	$20.5	$59.1	$66.4
Diluted EPS	$0.76	$0.52	$0.83	$2.36	$2.70

Non-GAAP Results
(in millions except per share data)
Net income	$24.2	$18.2	$25.6	$79.9	$87.4
Diluted EPS	$0.96	$0.73	$1.03	$3.19	$3.56

FOURTH FISCAL QUARTER DETAILS

For the fourth fiscal quarter ended September 27, 2014, Coherent announced net sales of $205.3 million and net income, on a U.S. generally accepted accounting principles (GAAP) basis, of $19.1 million, or $0.76 per diluted share. These results compare to net sales of $213.1 million and net income of $20.5 million, or $0.83 per diluted share, for the fourth quarter of fiscal 2013.

Non-GAAP net income for the fourth quarter of fiscal 2014 was $24.2 million, or $0.96 per diluted share. Non-GAAP net income for the fourth quarter of fiscal 2013 was $25.6 million, or $1.03 per diluted share. Beginning in the second quarter of fiscal 2013, the Company revised its presentation of non-GAAP net income and non-GAAP diluted EPS for all periods presented to exclude the effect of intangibles amortization and inventory step up costs. For a complete overview of the differences between GAAP and non-GAAP results, please see the reconciliation table included at the end of this release.

Exhibit 99.1

Net sales for the third quarter of fiscal 2014 were $196.5 million and net income, on a GAAP basis, was $13.0 million, or $0.52 per diluted share. Non-GAAP net income for the third quarter of fiscal 2014 was $18.2 million, or $0.73 per diluted share.

Bookings received during the fourth fiscal quarter ended September 27, 2014 of $182.7 million decreased 8.8% from $200.3 million in the same prior year period and decreased by 25.3% compared to bookings of $244.5 million in the immediately preceding quarter. The book-to-bill ratio was 0.89, and ending backlog expected to ship in the next 12 months was $328.3 million at September 27, 2014, compared to a backlog of $344.3 million at June 28, 2014 and a backlog of $285.8 million at September 28, 2013.

For the fiscal year ended September 27, 2014, Coherent posted net sales of $794.6 million and net income of $59.1 million ($2.36 per diluted share) on a GAAP basis compared to the prior year net sales of $810.1 million and net income on a GAAP basis of $66.4 million ($2.70 per diluted share). Bookings received for the fiscal year ended September 27, 2014 were $890.5 million, compared to $767.3 million in bookings received during fiscal 2013.

“There are shifting fortunes within the mobile display industry.  The recent successful launch of Apple’s iPhone 6 and the continued emergence of Chinese smartphone manufacturers have led to a share shift from OLED to LCD.  We first saw the impact of this shift during our third fiscal quarter of 2014 when service demand eased from OLED customers and the impact continued through the fourth fiscal quarter.  Ultimately, the demand self-corrects with the growth of the installed base of FPD laser systems, the emergence of more OLED-equipped devices, higher penetration of LTPS-enabled LCD and OLED displays and the super-sizing of mobile screens,” said John Ambroseo, Coherent’s President and Chief Executive Officer. “Other parts of the microelectronics market are equally dynamic.  Service demand from semi capex customers is strong due to high fab utilization rates.  Investments in leading edge nodes are unaffected.  Capacity expansion in legacy nodes will be the swing vote for 2015 sales.  The API market is mirroring the shifts in FPD where certain supply chains are modestly adding capacity.  Based upon current inventory burn rates at OEMs, a broader API bookings recovery is likely a fiscal Q2 or Q3 event.  Finally, delays in the release of certain consumer electronics products have postponed follow-on orders for sapphire processing,” Ambroseo added.

Coherent ended the quarter with cash, cash equivalents and short term investments of $318.3 million, an increase of $15.0 million from cash, cash equivalents and short term investments of $303.3 million at June 28, 2014, and an increase of $68.2 million from cash, cash equivalents and short term investments of $250.1 million at September 28, 2013.

On July 25, 2014, the Board of Directors authorized a buyback program authorizing us to repurchase up to $25 million of our common stock from time to time. No shares were repurchased during the fourth quarter of fiscal 2014.

CONFERENCE CALL REMINDER

The Company will host a conference call today to discuss its financial results at 1:30 P.M. Pacific (4:30 P.M. Eastern). A listen-only broadcast of the conference call can be accessed on the company's website at http://www.coherent.com/Investors/. For those who are not able to listen to the live broadcast, the call will be archived for approximately three months on the company's website. A transcript of management’s prepared remarks can be found at http://www.coherent.com/Investors/.

Exhibit 99.1

Summarized statement of operations information is as follows (unaudited, in thousands except per share data):

	Three Months Ended			Year Ended
	Sept. 27, 2014	June 28, 2014	Sept. 28, 2013	Sept. 27, 2014	Sept. 28, 2013

Net Sales	$205,344	$196,517	$213,141	$794,639	$810,126
Cost of sales(A)(B)(C)(D)	124,426	122,256	128,100	481,249	487,855
Gross profit	80,918	74,261	85,041	313,390	322,271
Operating expenses:
Research & development(A)(B)	18,674	19,046	21,556	79,070	82,785
Selling, general & administrative(A)(B)	37,617	37,226	36,437	154,030	149,513
Intangibles amortization(C)	733	841	988	3,424	5,074
Total operating expenses	57,024	57,113	58,981	236,524	237,372
Income from operations	23,894	17,148	26,060	76,866	84,899
Other income (expense), net(B)	1,756	(223)	(308)	2,353	(1,403)
Income before income taxes	25,650	16,925	25,752	79,219	83,496
Provision for income taxes (E)	6,553	3,926	5,237	20,113	17,141
Net income	$19,097	$12,999	$20,515	$59,106	$66,355

Net income per share:
Basic	$0.77	$0.52	$0.84	$2.39	$2.75
Diluted	$0.76	$0.52	$0.83	$2.36	$2.70

Shares used in computations:
Basic	24,880	24,837	24,385	24,760	24,138
Diluted	25,230	25,115	24,836	25,076	24,555

(A)	Stock-related compensation expense included in operating results is summarized below (all footnote amounts are unaudited, in thousands, except per share data):

Stock-related compensation expense	Three Months Ended			Year Ended
	Sept. 27, 2014	June 28, 2014	Sept. 28, 2013	Sept. 27, 2014	Sept. 28, 2013
Cost of sales	$596	$611	$546	$2,393	$2,151
Research & development	507	504	454	2,033	1,852
Selling, general & administrative	3,587	3,552	3,615	14,471	14,889
Impact on income from operations	$4,690	$4,667	$4,615	$18,897	$18,892

For the quarters ended September 27, 2014, June 28, 2014 and September 28, 2013, the impact on net income, net of tax was $3,382 ($0.13 per diluted share), $3,397 ($0.14 per diluted share) and $3,146 ($0.13 per diluted share), respectively. For the years ended September 27, 2014 and September 28, 2013, the impact on net income, net of tax was $13,654 ($0.54 per diluted share) and $13,600 ($0.55 per diluted share), respectively.

Exhibit 99.1

(B)
Changes in deferred compensation plan liabilities are included in cost of sales and operating expenses while gains and losses on deferred compensation plan assets are included in other income (expense), net. Deferred compensation expense (benefit) included in operating results is summarized below:

Deferred compensation expense (benefit)	Three Months Ended			Year Ended
	Sept. 27, 2014	June 28, 2014	Sept. 28, 2013	Sept. 27, 2014	Sept. 28, 2013
Cost of sales	$24	$22	$3	$143	$89
Research & development	126	77	3	622	373
Selling, general & administrative	651	351	(22)	3,571	2,311
Impact on income from operations	$801	$450	$(16)	$4,336	$2,773

For the quarters ended September 27, 2014, June 28, 2014 and September 28, 2013, the impact on other income (expense) net from gains or losses on deferred compensation plan assets was income of $780, income of $406 and expense of $100, respectively. For the years ended September 27, 2014 and September 28, 2013, the impact on other income (expense) net was income of $4,317 and income of $2,637, respectively.

(C)
For the quarters ended September 27, 2014, June 28, 2014 and September 28, 2013, the impact of amortization of intangibles expense was $2,312 ($1,713 net of tax ($0.07 per diluted share)), $2,402 ($1,832 net of tax ($0.07 per diluted share)) and $2,454 ($1,912 net of tax ($0.08 per diluted share)), respectively. For the years ended September 27, 2014 and September 28, 2013, the impact of amortization of intangibles expense was $9,593 ($7,131 net of tax ($0.28 per diluted share)) and $9,767 ($7,748 net of tax ($0.32 per diluted share)), respectively.

(D)	For the year ended September 28, 2013, the impact on net income of our inventory step up costs related to our recent acquisitions was $1,589 ($1,112 net of tax ($0.05 per diluted share)).

(E)	The year ended September 28, 2013 included $1,398 ($0.06 per diluted share) benefit from the renewal of the R&D tax credit for fiscal 2012.

Exhibit 99.1

Summarized balance sheet information is as follows (unaudited, in thousands):

	Sept. 27, 2014	Sept. 28, 2013
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$318,275	$250,110
Accounts receivable, net	137,324	136,759
Inventories	170,483	168,067
Prepaid expenses and other assets	54,973	74,290
Total current assets	681,055	629,226
Property and equipment, net	107,424	114,333
Other assets	210,896	222,919
Total assets	$999,375	$966,478

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$32,784	36,565
Other current liabilities	84,535	109,263
Total current liabilities	117,319	145,828
Other long-term liabilities	62,407	62,132
Total stockholders’ equity	819,649	758,518
Total liabilities and stockholders’ equity	$999,375	$966,478

Reconciliation of GAAP to Non-GAAP net income (unaudited, in thousands, net of tax):

	Three Months Ended			Year Ended
	Sept. 27, 2014	June 28, 2014	Sept. 28, 2013	Sept. 27, 2014	Sept. 28, 2013
GAAP net income	$19,097	$12,999	$20,515	$59,106	$66,355
Stock-related compensation expense	3,382	3,397	3,146	13,654	13,600
Intangibles amortization	1,713	1,832	1,912	7,131	7,748
Inventory step-up	—	—	—	—	1,112
Non-recurring tax expense (release) items	—	—	—	—	(1,398)
Non-GAAP net income	$24,192	$18,228	$25,573	$79,891	$87,417

Non-GAAP net income per diluted share	$0.96	$0.73	$1.03	$3.19	$3.56

Exhibit 99.1

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, as defined under the Federal securities laws. These forward-looking statements include the statements in this press release that relate to the demand for the Company’s products and services, growth of OLED-enabled devices, growth of the installed base of the Company’s products, factors and components driving 2015 sales of the Company’s products, the timing and effect of a recovery of API bookings. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. Factors that could cause actual results to differ materially include risks and uncertainties, including, but not limited to, risks associated with any general market recovery, growth in demand for our products, the worldwide demand for flat panel displays, the demand for and use of the Company’s products in commercial applications, our successful implementation of our customer design wins, our and our customers’ exposure to risks associated with worldwide economic conditions, the mix and pricing of our products, our ability to control expenses, the ability of our customers to forecast their own end markets, our ability to accurately forecast future periods, customer acceptance and adoption of our new product offerings, continued timely availability of products and materials from our suppliers, our ability to timely ship our products and our customers’ ability to accept such shipments, our ability to have our customers qualify our product offerings, our ability to forecast and meet our expenses, worldwide government economic policies and other risks identified in the Company’s SEC filings. Readers are encouraged to refer to the risk disclosures and critical accounting policies and estimates described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company. Actual results, events and performance may differ materially from those presented herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Founded in 1966, Coherent, Inc. is a world leader in providing photonics based solutions to the commercial and scientific research markets and part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4110. For more information about Coherent, visit the Company's Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. . P. O. Box 54980, Santa Clara, California 95056–0980 . Telephone (408) 764-4000